Exhibit 2.5

EXECUTION VERSION

CERTIFICATE OF DESIGNATION OF
SERIES A-3 CONVERTIBLE PREFERRED STOCK
OF
NEWSMAX, INC.

_______________________

Pursuant to Section 607.0602 of the
Florida Business Corporation Act

________________________

NEWSMAX, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), certifies that pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Pursuant to Section 607.0602 of the Florida Business Corporation Act, the Board of Directors adopted and approved on April 15, 2024 the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A-3 Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for three classes of shares known as Class A common stock, $0.001 par value per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and preferred stock, including the series of shares designated Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Stock”), the series of shares designated Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Stock”) and the series of shares designated Series A-2 Convertible Preferred Stock, par value $0.001 per share (“Series A-2 Stock”); and

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series A-3 Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A-3 Convertible Preferred Stock as follows:

Section 1. Designation. The designation of the series of preferred stock of the Corporation is “Series A-3 Convertible Preferred Stock,” par value $0.001 per share (the “Series A-3 Stock”).

Section 2. Number of Shares. The authorized number of shares of Series A-3 Stock is 1,413.44.

Section 3. Defined Terms and Rules of Construction.

(a) Definitions. As used herein with respect to the Series A-3 Stock:

“Additional Shares of Common Stock” shall mean shares of Common Stock issued by the Corporation after the Original Issue Date, other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

(1) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution in respect of the Series A Stock, Series A-1 Stock and Series A-2 Stock;

(2) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up, subdivision or other distribution on shares of Common Stock;

(3) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Corporation representing, in the aggregate, up to I0% of the issued and outstanding capital stock of the Corporation, unless a higher threshold is approved by the Board of Directors, including the director designated by the purchaser of shares of Series A-3 Stock pursuant to the Naples Series A- 3 Subscription Agreement;

(4) shares of Common Stock, Options or Convertible Securities issued in connection with a debt financing transaction or to equipment lessors or other financial institutions, or to real property lessors pursuant to transactions approved by the Board of Directors;

(5) shares of Common Stock, Options or Convertible Securities issued to third party suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; or

(6) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization approved by the Board of Directors and the holders of at least a majority of the then outstanding shares of Series A-3 Stock.

“Board of Directors” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean any day other than a day on which commercial banks in the State of New York or Florida are required to be closed for business.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A-3 Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Conversion Price” shall have the meaning ascribed to it in Section 6(d).

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Extraordinary Transaction” shall have the meaning ascribed to it in Section 6(h).

“IPO” shall mean the initial public offering of capital stock of the Corporation or any successor thereof.

“Junior Stock” shall mean the Common Stock and any other class or series of capital stock (including the Series A-1 Stock and the Series A-2 Stock) that ranks junior to the Series A-3 Stock (a) as to the payment of dividends, if any, or (b) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“Litigation Preference” shall initially mean $23,619.00 per share of Series A-3 Preferred Stock.

“Liquidity Event” shall have the meaning ascribed to it in Section 5(a).

“Naples Series A-3 Subscription Agreement” shall mean that certain Series A-3 Subscription Agreement, dated July 16, 2020, by and between the Corporation and Naples Investment HoldCo, LLC (to be entered into in connection with the filing of this Certificate of Designation), as amended, restated or otherwise modified from time to time.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities.

“Original Issue Date” shall mean the date on which the first share of Series A-3 Stock was issued.

“Per Share Price” shall mean $23,619.00.

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Stock” shall mean the Series A Stock, the Series A-1 Stock, the Series A-2 Stock and the Series A-3 Stock.

“Sale of the Corporation” shall mean the sale of the Corporation and its subsidiaries, (whether structured as a sale of assets, merger, consolidation, lease, exclusive license, transfer or other disposition) including in one or more series of related transactions, to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) capital stock of the Corporation constituting a majority of the Corporation’s outstanding shares of voting securities (whether by merger, consolidation or sale or transfer) or (ii) all or substantially all of the assets of the Corporation and its subsidiaries determined on a consolidated basis.

“Series A Certificate of Designation” shall mean that certain Certificate of Designation of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or around the date hereof, as amended, restated or otherwise modified from time to time.

“Series A Stock” shall have the meaning set forth in the recitals hereto.

“Series A-1 Stock” shall have the meaning set forth in the recitals hereto.

“Series A-2 Stock” shall have the meaning set forth in the recitals hereto.

“Series A-3 Stock” shall have the meaning ascribed to it in Section 1.

“Series A-1 Certificate of Designation” shall mean that certain Certificate of Designation of Series A-1 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or around the date hereof, as amended, restated or otherwise modified from time to time.

“Series A-2 Certificate of Designation” shall mean that certain Certificate of Designation of Series A-2 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or around the date hereof, as amended, restated or otherwise modified from time to time.

(b) Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; and (x) headings are for convenience of reference only.

Section 4. Dividends.

(a) Dividend Rate on Series A-3 Stock. Other than as set forth in Section 4(b), dividends shall accrue on the Series A-3 Stock at an annual dividend rate per share of five percent (5%) of the Per Share Price. Dividends will accrue quarterly, whether or not declared, and, except as set forth below in Section 5(a), Section 6(b)(l) and Section 6(c)(l), be payable in cash only when, as, and if declared by the Board of Directors. For the avoidance of doubt, in the event that a Liquidity Event, conversion or sale occurs prior to the end of a quarter, no portion of dividends shall be paid with respect to such partial quarter.

(b) Participation with Dividends on Common Stock. Dividends on the Series A-3 Stock will have preference over dividends payable in respect of the Junior Stock. No cash or other dividend or distribution may be declared or paid on the Junior Stock (other than a dividend or distribution solely in shares of Common Stock for which an adjustment is made pursuant to Section 6(f) and cash in lieu of fractional shares) unless a dividend or other distribution is also declared and paid on each share of the Series A-3 Stock in an amount equal to the sum of (i) the amount of accrued but unpaid dividends on a share of Series A-3 Stock, and (ii) the assets (whether cash or property) that a holder of a share of Series A-3 Stock would have received had such share been converted into the number of shares of Class A Common Stock to which the holder would then be entitled immediately prior to the record date, distribution date or other applicable payment date with respect to such dividend or distribution. Payment of a dividend to the holders of Series A-3 Stock under this Section 4(b) shall reduce (dollar for dollar but not below zero) any accrued but unpaid dividends thereon determined under Section 4(a).

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidity Event. Upon any Sale of the Corporation, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidity Event”), the holders of the shares of Series A-3 Stock shall be entitled, before any distribution or payment is made upon any Junior Stock, to be paid an amount equal to the greater of (i) the Liquidation Preference plus any accrued but unpaid dividends determined pursuant to Section 4 and (ii) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as determined pursuant to Section 5(f)) to be distributed in respect of the Class A Common Stock such holder would have been entitled to receive had it converted such Series A-3 Stock immediately prior to the date fixed for the Liquidity Event: provided that in the event of a Sale of the Corporation, the holders of Series A-3 Stock shall have the right to elect (within five (5) Business Days following delivery by the Corporation of a notice of a Sale of the Corporation) not to receive the cash payment referenced herein and instead continue to hold their Series A-3 Stock following the consummation of the Sale of the Corporation transaction; provided further that the forgoing proviso shall not be used by any holder of Series A-3 Stock to force a “rollover” of such holders’ shares, except if such “rollover” is permitted by the purchaser of the Corporation in such Sale of the Corporation transaction. If, upon the Liquidity Event, the assets of the Corporation to be distributed among the holders of Series A-3 Stock shall be insufficient to permit payment in full to such holders the full preferential amount to which they are entitled, then the entire assets of the Corporation shall be distributed in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section 5(a).

(b) Remaining Assets. Upon a Liquidity Event, after the holders of the Series A-3 Stock shall have been paid in full their full preferential amount to which they are entitled, the remaining assets of the Corporation legally available for distribution shall be distributed among the holders of the Junior Stock then outstanding, pursuant to the terms of the Certificate of Incorporation, the Series A Certificate of Designation, the Series A-1 Certificate of Designation and the Series A-2 Certificate of Designation.

(c) Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Series A-3 Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series A-3 Stock.

(d) Allocation of Escrow. Without limiting any similar rights provided in the Certificate of Designations of any Junior Stock, if any portion of the consideration payable to the holders of the Corporation’s capital stock in a Liquidity Event is placed into escrow and/or is payable to the holders of the Corporation’s capital stock subject to contingencies, then such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated (i) first to pay the amounts payable under Section 5.1(a)(i) in respect to each share of Series A-3 Stock that has not been converted or deemed converted prior to or simultaneously with such Liquidity Event (“Unconverted Holders”) and (ii) any additional consideration which becomes payable to the holders of the Corporation’s capital stock, including consideration paid upon release from escrow or satisfaction of contingencies, shall be allocated (1) to the Unconverted Holders, if and only if the Initial Consideration previously paid to the Unconverted Holders was less than the amounts payable to the Unconverted Holders under Section 5.1(a)(i), an amount equal to such shortfall, and then (2) among the other holders of capital stock of the Corporation in accordance with Section 5(a) herein and in accordance with the Certificate of Incorporation and the Certificate of Designations for any Junior Stock after taking into account the previous payment of the Initial Consideration as part of the same transaction. Nothing in this Section 5(d) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation. For the avoidance of doubt, to the extent a holder of Series A-3 Stock (i) has (A) not converted such share(s) into Class A Common Stock and (B) receives the specified amount pursuant to and in accordance with Section 5(a)(i) herein for such share(s), the holder of such Series A-3 Stock shall not be entitled to receive any additional consideration which becomes payable to the holders of the Corporation’s capital stock, or (ii) converted such share(s) into Class A Common Stock prior to or in connection with such Liquidity Event or otherwise elected to receive payment pursuant to and in accordance with Section 5(a)(ii) herein for such share(s), such share(s) shall not be entitled to priority with respect to escrows and other contingent payments pursuant to this Section 5(d).

(e) Waiver of Liquidity Event. Notwithstanding the foregoing, the treatment of any transaction as a Liquidity Event under Section 5(a) may be waived by the vote or written consent of the holders of a majority of the outstanding shares of Series A-3 Stock; provided further that the forgoing proviso shall not be used by any holder of Series A-3 Stock to force a “rollover” of such holders’ shares, except if such “rollover” is permitted by the purchaser of the Corporation in such Sale of the Corporation transaction.

(f) Valuation of Consideration. In the event of a Liquidity Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors as set forth in the definitive agreements governing such Liquidity Event.

Section 6. Conversion. The rights of the holders of shares of the Series A-3 Stock and of the Corporation to convert such shares into shares of Class A Common Stock, and the terms and conditions of such conversion, shall be as follows:

(a) Right to Convert.

(1) Each share of Series A-3 Stock shall be convertible (A) at the option of the holder thereof, at any time after the Original Issue Date or (B) automatically upon (x) an IPO or (y) the election by written consent of the holders of at least a majority of the outstanding shares of Series A-3 Stock, in each case, into that number of fully paid and nonassessable shares of Class A Common Stock determined in accordance with the provisions of Section 6(b) or (c). In connection with the conversion of shares of the Series A-3 Stock into shares of Class A Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and in the case of a conversion at the election of the holder, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for the Class A Common Stock to be issued, and the number of shares of Series A-3 Stock being converted.

(2) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A-3 Stock for conversion at the office of the Corporation, issue to each holder of such shares, a certificate or certificates evidencing the number of shares of Class A Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A-3 Stock that are not converted. Such conversion shall be deemed to have been made immediately prior to the Close of Business on the date of such surrender of the shares of Series A-3 Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Class A Common Stock.

(b) Optional Conversion of Series A-3 Stock by Holder.

(1) Each share of Series A-3 Stock (including, for the avoidance of doubt, fractional shares of Series A-3 Stock) shall be convertible at any time after the Original Issue Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series A-3 Stock being converted plus, upon the written consent of the holder, any accrued but unpaid dividends determined pursuant to Section 4 divided by (y) the Conversion Price as of the time of the conversion.

(2) Except as otherwise determined by the Corporation, no fractional shares of Class A Common Stock shall be issued upon conversion of the Series A-3 Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-3 Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall either issue such fractional shares or, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of each share of Series A-3 Stock as reasonably determined by the Board of Directors on the date of conversion.

(3) If a conversion of Series A-3 Stock is to be made in connection with an Extraordinary Transaction, Liquidity Event or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A-3 Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction, Liquidity Event or similar transaction has been consummated. Any shares of Series A-3 Stock not so converted shall be returned to the holder as Series A-3 Stock.

(c) Mandatory Conversion of Series A-3 Stock.

(1) Automatically upon the earlier of (A) an IPO or (y) the election by written consent of the holders of at least a majority of the outstanding shares of Series A-3 Stock all of the then outstanding shares of Series A-3 Stock shall convert into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series A-3 Stock being converted plus, upon the written consent of the holder thereof, any accrued but unpaid dividends determined pursuant to Section 4 divided by (y) the Conversion Price as of the time of the conversion.

(2) No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A-3 Stock, except as otherwise determined by the Corporation. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-3 Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall either issue such fractional shares or, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of each share of Series A-3 Stock as reasonably determined by the Board of Directors on the date of conversion.

(3) If a conversion of Series A-3 Stock is to be made in connection with an Extraordinary Transaction, a Liquidity Event or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A-3 Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction, Liquidity Event or other transaction has been consummated. Any shares of Series A-3 Stock not so converted shall be returned to the holder as Series A-3 Stock.

(d) Conversion Price. The conversion price per share for the Series A-3 Stock shall initially be equal to the Per Share Price (the “Conversion Price”) and shall be subject to adjustment from time to time as provided in this Section 6.

(e) Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue.

(f) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(e) above), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 =CPI* (A+ B) / (A+ C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CPI” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of convertible securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(g) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section 6(g) shall become effective at the Close of Business on the date the subdivision or combination referred to herein becomes effective.

(h) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the capital stock (other than a change in par value) share exchange, restructuring or the consolidation or merger of the Corporation with or into another Person in which the Series A-3 Stock remains outstanding (collectively referred to hereinafter as “Extraordinary Transactions”), the holders of the Series A-3 Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to an Extraordinary Transaction, upon conversion of the Series A-3 Stock, the kind and number of shares of Class A Common Stock or other securities or property (including cash) of the Corporation, or some other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Class A Common Stock which the Series A-3 Stock entitled the holder thereof to convert to immediately prior to such Extraordinary Transaction would have been entitled to receive with respect to such Extraordinary Transaction; in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A-3 Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A-3 Stock. The provisions of this Section 6(h) shall similarly apply to successive Extraordinary Transactions.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Class A Common Stock or other securities issuable upon conversion of Series A-3 Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with this Certificate of Designation and prepare a certificate showing such adjustment or readjustment, and shall send such certificate by electronic communication to each registered holder of the Series A-3 Stock at the holder’s e-mail address as shown on the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price at the time in effect for the Series A-3 Stock, and (ii) the number of additional shares of Class A Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-3 Stock. Notwithstanding anything to the contrary set forth above in this Section 6(i), no certificate setting forth the adjustment or readjustment of the Conversion Price shall be prepared and sent if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and a certificate shall be prepared and sent with respect to such adjustment at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (I%) or more.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Series A-3 Stock, such number of shares of Class A Common Stock or other securities of the Corporation, if applicable, as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series A- 3 Stock, and if at any time the number of authorized but unissued shares of Class A Common Stock or other securities of the Corporation, if applicable, shall not be sufficient to effect the conversion of all then outstanding shares of Series A-3 Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or such other securities to such number of shares as shall be sufficient for such purpose.

(k) Payment of Transfer Taxes. The Corporation shall pay all stock transfer, documentary, and stamp taxes and (which, for the absence of doubt, shall not include any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Class A Common Stock or other securities or property upon conversion of shares of Series A-3 Stock: provided that the Corporation shall not pay any taxes or other governmental charges imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock or other securities in a name other than that in which the shares of Series A-3 Stock so converted were registered.

Section 7. Voting Rights.

(a) General. Each holder of Series A-3 Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock on an as converted basis, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, all of the holders of Preferred Stock and all of the holders of Common Stock shall vote together as a single class and not as separate classes.

(b) Series A-3 Stock. On all matters put to a vote to the holders of Common Stock, each holder of shares of Series A-3 Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series A-3 Stock could be converted pursuant to the provisions of Section 6 at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c) Proxy. The voting rights of all Series A-3 Stock issued pursuant to the Naples Series A-3 Subscription Agreement are subject to that certain First Tranche Proxy and that certain Second Tranche Proxy, as defined in and in accordance with the terms of the Naples Series A-3 Subscription Agreement.

Section 8. Waiver of Rights. Except as otherwise set forth in this Certificate of Designation, any of the rights, powers, preferences and other terms of the Series A-3 Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of Series A-3 Stock and with respect to all shares of Series A-3 Stock by the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A-3 Stock, voting together as a single class on an as-converted basis.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A-3 Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of the Series A-3 Stock shall be sufficiently given if given in writing and delivered by electronic communication in compliance with the Florida Business Corporation Act, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.

Section 11. Tax Withholding. The Corporation shall be entitled to deduct and withhold from amounts paid or distributed with respect to the Series A-3 Stock such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any other applicable tax law, with the making of such payment. The Corporation shall timely remit to the appropriate taxing authority any and all amounts so deducted or withheld. Notwithstanding the foregoing, the Corporation acknowledges that it will not be required to deduct and withhold, and shall not deduct and withhold, any amount from any payment to the extent that, prior to making such payment, the Corporation has received appropriate documentation establishing an exemption from such withholding tax in the manner required by applicable tax law (which, as of the date hereof, in the case of U.S. federal withholding taxes with respect to a holder that is a U.S. person, shall consist of a properly completed U.S. Internal Revenue Service Form W-9 establishing such exemption) from the holder of the Series A-3 Stock.

Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 13. Other Rights. The shares of Series A-3 Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Certificate of Incorporation, in the Naples Series A-3 Subscription Agreement, or as provided by applicable law and regulation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Series A-3 Convertible Preferred Stock Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this 23rd day of April, 2024

NEWSMAX, INC.

By:	/s/ Christopher Ruddy
	Name:	Christopher Ruddy
	Title:	Chief Executive Officer

[Signature Page to Newsmax Media, Inc. Series A-3 Certificate of Designation]

14